UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
February 25, 2011
Date of Report (Date of earliest event reported)
ALTRA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33209	61-1478870

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Granite Street, Suite 201 Braintree, Massachusetts	02184

(Address of principal executive offices)	(Zip Code)
(781) 917-0600
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement
     On February 25, 2011, Altra Holdings, Inc. (the “Company”) and certain of its subsidiaries entered into a Sale and Purchase Agreement regarding the Gear Motor Business of Danfoss Bauer GmbH (the “Purchase Agreement”) with Danfoss Bauer GmbH (“Bauer”) and Danfoss A/S to acquire substantially all of the assets and liabilities of Bauer relating to its gearmotor business. Bauer, a privately-held company headquartered in Esslingen, Germany, manufactures and sells high quality gearmotors, offering engineered solutions to a variety of industries, including material handling, metals, food processing and energy.
     The purchase price is €43.1 million in cash, payable at closing, subject to adjustment for working capital and other items.
     The Purchase Agreement contains representations, warranties, and covenants that we believe are customary for a transaction of this size and type, as well as indemnification provisions subject to specified limitations. The closing of the transaction is subject to several customary conditions, including receipt of required regulatory approvals. The transaction is expected to close in the second quarter of 2011.
     The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for its first fiscal quarter of 2011.

Item 7.01	Regulation FD Disclosure.
     On February 28, 2011, the Company issued a press release announcing the execution of the Purchase Agreement. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
     The information in this Item 7.01 of Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits
(d) Exhibits

Exhibit
No.	Description
99.1	Press release, dated February 28, 2011, issued by the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altra Holdings, Inc.
/s/ Glenn E. Deegan
Name:	Glenn E. Deegan
Title:	Vice President, Legal and Human Resources, General Counsel and Secretary

Date: February 28, 2011

EXHBIT INDEX

Exhibit
No.	Description
99.1	Press release, dated February 28, 2011, issued by the Company.